As filed with the Securities and Exchange Commission on June 16, 2011

Registration No.  333-30771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Vital Images, Inc.

(Exact name of issuer as specified in its charter)

Minnesota	42-1321776
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota	55343-4414
(Address of principal executive offices)	(Zip Code)

Vital Images, Inc.

1997 Employee Stock Purchase Plan

(Full title of the plan)

Michael H. Carrel
President and Chief Executive Officer
Vital Images, Inc.
5850 Opus Parkway, Suite 300
Minnetonka, Minnesota 55343-4414
(952) 487-9500
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

Copies To:

W. Morgan Burns
Jonathan L.H. Nygren
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

In accordance with the undertaking of Vital Images, Inc. (the “Company”) set forth in its Registration Statement on Form S-8 (File No. 333-30771) (the “Registration Statement”) relating to a total of 250,000 shares of Common Stock, par value $0.01 per share, issuable under its 1997 Employee Stock Purchase Plan (the “Plan”) filed with the Securities and Exchange Commission (the “SEC”) on July 3, 1997, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any shares of Common Stock of the Company registered under the Registration Statement that have not been issued or sold.  The Plan has been terminated and each option issued thereunder has been cancelled. The Company is delisting its Common Stock from The Nasdaq Global Select Market and deregistering its Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the filing of a Form 25 with the SEC on June 16, 2011 and a Form 15 thereafter. Because the Company will no longer be filing reports pursuant to the Exchange Act, the Company is deregistering the remaining shares of Common Stock that may be issued pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota on June 16, 2011.

VITAL IMAGES, INC.

By:	/s/ Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer